Exhibit 99.1

American Strategic Investment Co. (NYSE: NYC) Fourth Quarter and Full Year 2022 Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Operator

Good morning and welcome to the American Strategic Investment Co.'s Fourth Quarter and Year-End 2022 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you, operator. Good morning, everyone and thank you for joining us for ASIC's Fourth Quarter and Year-End 2022 Earnings Call. This call is being webcast in the Investor Relations section of our website at americanstrategicinvestment.com. Joining me today on the call to discuss the results are Mike Weil, our Chief Executive Officer, and Chris Masterson, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2021 filed on March 18, 2022 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences. The Form 10-K for the year ended December 31, 2022 will be filed subsequent to today's call.

Any forward-looking statements provided during this call are only made as of the date of this call. As stated in our SEC filings, ASIC disclaims any intent or obligation to update or revise these forward-looking statements except as required to do so by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial and operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer of American Strategic Investment Co. Please go ahead, Mike.

Mike Weil

Thanks, Curtis. Good morning and thank you for joining us for American Strategic Investment Co.'s first earnings call following our restructuring and rebranding from New York City REIT. Today we will discuss the improved results we recorded for the fourth quarter and our full year 2022. Before we get to that, I want to discuss the changes we've announced to our long-term business strategy and the results of the successful rights offering we completed last month.

As we announced at the end of December, the company is expanding the scope of the assets and businesses we may own and operate, diversifying our revenue streams and opening up opportunities that extend beyond owning real estate in the five boroughs of New York City. We believe diversifying our portfolio will help to offset the delayed rebound of office space to pre-pandemic levels, which we still anticipate occurring. By expanding the nature and type of assets we acquire and own over time we will reduce our exposure to a single asset class. Beginning with the taxable year that will end December 31, 2023, we are now a C-corporation and no longer a Real Estate Investment Trust. In January we renamed the company American Strategic Investment Co. to reflect the change.

Some examples of potential real estate anchored businesses that we may seek to own include hotels and parking lot management companies. Additionally, we may seek to expand our co-working office space business. Many of the new assets or business we may acquire would generate income that does not generate REIT-qualifying income, or what the industry refers to as "bad REIT income". We believe that no income is bad and, through this modification, not only can we invest in these types of businesses, but we may also be able to limit the tax on this income through the use of existing net operating loss carryforwards that were not beneficial to our shareholders under the REIT structure.

Together with the evolution in strategy, last month we completed a successful $5 million rights offering. Existing shareholders were granted non-transferable rights to purchase shares in the offering commensurate with their ownership and those who fully exercised these rights had the option to purchase additional shares through an over-subscription right. We believe the participants see the long-term value of our stock. Looking to the future, we believe that we may be able to raise capital from a broader base of new investors who seek companies with greater asset and business diversification. Completing this offering was an important step for American Strategic Investment Company as we move forward with diversifying our portfolio and pursuing new opportunities to generate revenue.

Turning to our existing portfolio which, today, consists of the eight real estate assets we own in New York City, primarily in Manhattan. At year end, our $841.1 million, 1.2 million square foot portfolio had occupancy of 82.7%, and a weighted average remaining lease term of 7.1 years. Our portfolio features a mix of large, investment grade tenants. Our top ten tenants are 79% investment grade or implied investment grade, based on straight-line rent, with a weighted-average remaining lease term of 9.6 years. We have a balanced, long-term lease maturity schedule with 41% of leases expiring after the year 2030. Rent collection across our portfolio remains strong, with 100% rent collected in the fourth quarter and nearly complete collection for the entire year. Despite our expanded strategy, we remain focused on maximizing the value of our existing assets.

To that point, our asset management team has worked closely with existing tenants and the brokerage community to sign new and renewal leases and to negotiate tenant expansions. In 2022, we completed nine new leases totaling 58,200 square feet and we have a forward pipeline of leases and expansions that total over 26,000 square feet and approximately $1.1 million of annualized straight-line rent. Included in the pipeline is a 12,600 square foot lease at 123 William Street with a growth-focused marketing agency, Superbolt. As this and the other leases in the pipeline commence during 2023, portfolio occupancy is expected to increase to 85.0% from 82.7%. As we announced earlier this week, we also signed a replacement lease for 9,000 square feet with Security Scorecard, a service that offers continuous monitoring of a customer's security risks, at 1140 Avenue of the Americas and an excellent addition to that building.

The activities of our asset and property management teams resulted in significant growth in two of our key performance metrics, adjusted EBITDA and Core FFO, compared to last quarter. We controlled costs and lowered G&A and operating expenses. Expense efficiency contributed to the over 50% growth in adjusted EBITDA over the prior quarter, to $4.5 million from $2.9 million. Core FFO also increased during the same period by over $1.7 million to negative $0.2 million. On a per-share basis, and after adjusting for the reverse stock split that was completed in January, Core FFO for the fourth quarter improved by $1.01 from the third quarter, a 90% increase. Combined with our fixed-rate debt and prudent net leverage, we believe that our existing assets and our management of them provides a strong foundation for our expanded strategy.

Over the last several years we've taken advantage of opportunities to invest in the long-term future of our portfolio by signing long-term leases with credit-worthy tenants, replacing challenged tenants with stronger ones, and internalizing operations like our coworking space at 1140 Avenue of the Americas. Expanding our investment strategy is another step in this strategy, and we're looking forward to exploring additional income generating opportunities as we move forward. Chris is going to discuss the strong financial results in greater detail. Chris?

Christopher Masterson

Thanks Mike. Revenue was $64.0 million for the year ended December 31, 2022 compared to $70.2 million in 2021. Revenue for the fourth quarter 2022 was $16.2 million, compared to $24.2 million in the fourth quarter of 2021. As you may recall from last year, revenue in 2021 for the fourth quarter and full year benefited from over $9 million of income from termination fees and accelerated amortization of a remaining unamortized balance of below-market lease liabilities which was recorded as revenue. Excluding these items, full-year revenue would have increased by approximately 5% year-over-year.

The company's full year GAAP net loss attributable to common stockholders was $45.9 million compared to a net loss of $39.5 million in 2021. Net loss for the quarter was $10.1 million.

Adjusted EBITDA for 2022 was $10.5 million and was $4.5 million for the fourth quarter. Cash NOI for the full year was $26.9 million and was $8.0 million in the fourth quarter, a 10% increase compared to the full year 2021 and a 13% increase compared to the fourth quarter of 2021. For the fourth quarter of 2022, our FFO attributable to common stockholders was negative $2.4 million.

Core FFO was negative $0.2 million in the fourth quarter, or negative $0.11 per share, an increase from negative $1.9 million, or negative $1.12 per share, in the third quarter.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-K.

NYC maintains a conservative balance sheet, with no debt maturities scheduled this year and prudent net leverage at 40.7%. We ended the fourth quarter with net debt of $390.3 million at a weighted-average effective interest rate of 4.4% and a weighted average remaining debt term of 4.1 years. All of our debt is fixed-rate. As we have previously discussed, we thoughtfully locked in interest rates while they were broadly at historic lows.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Great, thank you, Chris.

The beginning of 2023 has already been pivotal for the company and we are excited to explore new opportunities for growth under our expanded investment strategy. We've completed our transformation to American Strategic Investment Co and are pleased with the results of the recent rights offering. Our current leasing pipeline is expected to increase occupancy 2.7% to 85.0% from 82.7% and would add approximately $1.1 million of additional straight-line rent as leases commence this year. We are looking forward to the year ahead and to building on to the solid foundation of our portfolio. Thank you for joining us today and, Operator, please open the line for questions.

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